Exhibit 99.1

Contact:	Tom Brooker/John Patenaude	Rich Coyle
	Nashua Corporation	Sard Verbinnen & Co
	847-318-1797/603-880-2145	212-687-8080
NASHUA REPORTS SECOND QUARTER 2008 RESULTS
     NASHUA, N.H., July 29, 2008 — Nashua Corporation (NASDAQ: NSHA), a manufacturer and marketer of labels, thermal specialty papers and imaging products, today announced financial results for the second quarter ended June 27, 2008.
Net sales for the second quarter of 2008 were $67.0 million, compared to $67.7 million for the second quarter of 2007. Gross margin for the second quarter of 2008 was $11.3 million, or 16.9%, compared to $12.3 million, or 18.2%, for the second quarter of 2007. Income from continuing operations before income taxes was $0.5 million in the second quarter of 2008 compared to income from continuing operations before income taxes of $2.1 million in the second quarter of 2007. Net income was $0.3 million in the second quarter of 2008, or $0.06 per share, compared to net income of $1.3 million, or $0.21 per share, in the second quarter of 2007. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $1.4 million for the second quarter of 2008 compared to $3.3 million for the second quarter of 2007. The results for the second quarter of 2008 include severance expense of $0.6 million related to a reduction in workforce and $0.2 million of environmental-related expense.
Net sales for the six months ended June 27, 2008 were $130.9 million, compared to $132.9 million for the first six months of 2007. Gross margin for the first six months of 2008 was $21.2 million, or 16.2%, compared to $23.7 million, or 17.9%, for the first six months of 2007. Loss from continuing operations before income taxes for the first six months of 2008 was $0.1 million compared to income from continuing operations before income taxes of $3.2 million in the first six months of 2007. Net loss was $0.1 million for the first six months of 2008, or $0.01 per share, compared to net income of $2.2 million, or $0.36 per share, for the first six months of 2007. EBITDA was $2.4 million for the first six months of 2008 compared to $5.7 million for the first six months of 2007.
Business Segment Highlights
Nashua’s Label segment, which prints and converts product for the grocery, food service, retail, transportation, entertainment and general industrial markets, reported net sales for the second quarter of 2008 of $25.1 million and gross margin of $4.0 million, or 15.8%. Net sales for the second quarter of 2007 were $28.4 million and gross margin was $5.3 million, or 18.5%.
The Label segment sales declined 11.6% from the second quarter of 2007. The decrease is primarily attributable to a decline in Nashua’s automatic identification product line as a result of lower volume due to the slowing economy and the loss of a customer. Margins in the Label segment were negatively impacted by the lower volume and competitive pricing in the marketplace.
Nashua’s Specialty Paper segment, which includes the paper coating and converting businesses, produces a wide range of applications for labeling, packaging, ticketing and point of sale transactions, thermal, dry gum and heat-seal products for use in the transportation, retail, gaming, shipping and delivery,

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entertainment, medical and distribution industries. The Specialty Paper segment reported net sales for the second quarter of 2008 of $42.6 million and gross margin of $7.2 million, or 16.8%. Net sales for the second quarter of 2007 were $40.0 million and gross margin was $6.8 million, or 17.1%.
The Specialty Paper segment sales increased 6.5% over the second quarter of 2007. The improvement was primarily a result of increased sales in the thermal point of sale and thermal facesheet product lines. Gross margin dollars increased as a result of the increased volume. The gross margins decreased as a percent of sales due to competitive pricing pressures.
Thomas Brooker, President and Chief Executive Officer, stated, “While sales have been negatively impacted by a slowing economy, we continue to focus our efforts to increase sales and improve production efficiencies to maintain profitability. During the second quarter, we reduced our workforce to further streamline our operation.”
Use of Non-GAAP Measures
EBITDA is presented as supplemental information that the management of Nashua believes may be useful to some investors in evaluating the Company because it is widely used as a measure of evaluating a company’s operating performance, as well as to evaluate its operating cash flow. EBITDA is used by management in the computation of ratios utilized for financing purposes and for planning and forecasting in future periods. EBITDA is calculated by adding net interest expense, income tax expense, depreciation and amortization back into net income. EBITDA should not be considered a substitute either for net income, as an indicator of Nashua’s operating performance, or for cash flow, as a measure of Nashua’s liquidity. In addition, because all companies may not calculate EBITDA in exactly the same manner, the presentation here may not be comparable to other similarly titled measures of other companies.
About Nashua
Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, colored copier papers, bond, point of sale, ATM and wide format papers, entertainment tickets, as well as ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.
Forward-looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “plan,” “should,” “will,” “expects,” “anticipates” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

Second Quarter 2008 Earnings Results
NASHUA CORPORATION SUMMARY RESULTS OF OPERATIONS

Periods ended June 27 and June 29, respectively	Three Months		Six Months
Dollars in thousands, except per share amounts (Unaudited)	2008	2007	2008	2007
Net sales	$67,003	$67,688	$130,929	$132,857
Cost of products sold	55,676	55,390	109,744	109,110

Gross margin	$11,327	$12,298	$21,185	$23,747
Gross margin %	16.9%	18.2%	16.2%	17.9%

Selling, distribution and administrative expenses	10,916	10,258	20,929	20,438
Research and development expenses	178	171	364	445
Loss from equity investment	92	69	129	140
Interest expense	128	256	291	340
Interest income	(24)	(61)	(72)	(69)
Change in fair value of interest rate swap	(241)	(159)	119	(123)
Other income (1)	(223)	(331)	(487)	(615)

Income (loss) from continuing operations before income taxes	501	2,095	(88)	3,191

Income tax provision (benefit)	201	843	(35)	1,302

Income (loss) from continuing operations	300	1,252	(53)	1,889

Income from discontinued operations, net of taxes (2)	—	—	—	289

Net income (loss)	$300	$1,252	$(53)	$2,178

Earnings per share:
Income (loss) from continuing operations	$0.06	$0.21	$(0.01)	$0.31

Income from discontinued operations	—	—	—	0.05

Net income (loss) per common share	$0.06	$0.21	$(0.01)	$0.36

Average common shares	5,412	6,069	5,404	6,105

Income (loss) per common share from continuing operations assuming dilution	$0.05	$0.20	$(0.01)	$0.30
Income per common share from discontinued operations assuming dilution	—	—	—	0.05

Net income (loss) per common share assuming dilution	$0.05	$0.20	$(0.01)	$0.35

Average common and potential common shares	5,518	6,139	5,404	6,171

(1)	Other income for the three and six months ended June 27 2008 and June 29, 2007 represents royalty income related to the 2006 sale of toner formulations and recognition of the deferred gain on the 2006 sale of New Hampshire real estate.

(2)	Income from discontinued operations for the six months ended June 29, 2007 represents the reimbursement of our deductible related to the Cerion litigation which was dismissed by the courts.

Second Quarter 2008 Earnings Results
NASHUA CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 27	December 31
Dollars in thousands	2008	2007
Assets
Cash and cash equivalents	$7,390	$7,388
Accounts receivable	29,132	29,375
Inventories	21,853	19,998
Other current assets	2,603	2,828

Total current assets	60,978	59,589

Plant and equipment, net	21,885	23,291
Goodwill, net of amortization	31,516	31,516
Intangibles, net of amortization	291	331
Other assets	12,734	12,975

Total assets	$127,404	$127,702

Liabilities and Shareholders’ Equity
Accounts payable	$15,838	$14,432
Accrued expenses	8,493	9,185
Current maturities of long-term debt	2,500	1,875
Current maturities of notes payable	31	31

Total current liabilities	26,862	25,523

Long-term debt	10,300	10,925
Notes payable	3	18
Other long-term liabilities	28,362	29,728

Total long-term liabilities	38,665	40,671

Common stock and additional capital	20,625	20,203
Retained earnings	59,595	59,648
Accumulated other comprehensive loss:
Minimum pension liability adjustment(a)	(18,343)	(18,343)

Total shareholders’ equity	61,877	61,508

Total liabilities and shareholders’ equity	$127,404	$127,702

(a)	Our minimum pension liability adjustment represents an increase in our minimum pension liability resulting from changes to our pension plans in 2007.

Second Quarter 2008 Earnings Results
NASHUA CORPORATION
RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS TO EARNINGS BEFORE
INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

Periods ended June 27 and June 29, respectively	Three Months		Six Months
In thousands (Unaudited)	2008	2007	2008	2007

Net income (loss) from continuing operations	$300	$1,252	$(53)	$1,889
Add back:
Interest expense	128	256	291	340
Interest income	(24)	(61)	(72)	(69)
Change in fair value of interest rate swap	(241)	(159)	119	(123)
Income tax provision (benefit)	201	843	(35)	1,302
Depreciation and amortization	1,052	1,149	2,103	2,368

Earnings from continuing operations before interest, taxes, depreciation and amortization	$1,416	$3,280	$2,353	$5,707

Second Quarter 2008 Earnings Results
NASHUA CORPORATION SELECTED FINANCIAL DATA

Periods ended June 27 and June 29, respectively	Three Months		Six Months
Dollars in thousands (Unaudited)	2008	2007	2008	2007
NET SALES

Label Products	$25,144	$28,448	$51,170	$56,667
Specialty Paper Products	42,646	40,030	81,234	78,067
All Other	920	1,097	2,013	2,005

Reconciling Items:
Eliminations	(1,707)	(1,887)	(3,488)	(3,882)

Net sales	$67,003	$67,688	$130,929	$132,857

GROSS MARGIN

Label Products	$3,980	$5,273	$7,785	$10,326
Specialty Paper Products	7,174	6,826	13,067	13,150
All Other	188	199	354	309

Reconciling Items:
Eliminations	(15)	—	(21)	(38)

Total gross margin from continuing operations	$11,327	$12,298	$21,185	$23,747

DEPRECIATION AND AMORTIZATION

Label Products	$457	$516	$924	$1,055
Specialty Paper Products	501	506	1,003	1,018
Reconciling Item:
Corporate	94	127	176	295

Total depreciation and amortization	$1,052	$1,149	$2,103	$2,368

INVESTMENT IN PLANT AND EQUIPMENT

Label Products	$52	$59	$155	$107
Specialty Paper Products	34	150	171	342
Reconciling Item:
Corporate	45	16	330	54

Total Investment in plant and equipment	$131	$225	$656	$503

PENSION AND POSTRETIREMENT EXPENSE

Label Products	$67	$79	$134	$157
Specialty Paper Products	48	58	96	117
Reconciling Item:
Corporate	169	225	337	450

Total pension and postretirement expense	$284	$362	$567	$724